Exhibit 99.1
hhgregg Announces First Fiscal Quarter Operating Results
First Quarter Summary

•	Net sales decreased 10.0% to $472.3 million

•	Comparable store sales decreased 10.2%

•	Net loss per diluted share was $0.36 versus net loss per diluted share of $0.04 in the prior year quarter
INDIANAPOLIS, July 31, 2014 - hhgregg, Inc. (NYSE: HGG):

	Three Months Ended
	June 30,
(unaudited, dollar amounts in thousands, except per share data)	2014	2013
Net sales	$472,293	$524,922
Net sales % (decrease) increase	(10.0)%	7.2%
Comparable store sales % (decrease) increase (1)	(10.2)%	0.8%
Gross profit as a % of net sales	29.7%	29.5%
SG&A as a % of net sales	24.7%	22.7%
Net advertising expense as a % of net sales	5.8%	4.9%
Depreciation and amortization expense as a % of net sales	2.2%	2.1%
Loss from operations as a % of net sales	(3.0)%	(0.3)%
Net interest expense as a % of net sales	0.1%	0.1%
Net loss	$(10,269)	$(1,260)
Net loss per diluted share	$(0.36)	$(0.04)
Weighted average shares outstanding—diluted	28,444,948	31,263,226
Number of stores open at the end of period	229	228

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.
hhgregg, Inc. (“hhgregg” or the “Company”) today reported net loss of $10.3 million, or $0.36 per diluted share, for the three month period ended June 30, 2014, compared with net loss of $1.3 million, or $0.04 per diluted share, for the comparable prior year period. The increase in net loss for the three months ended June 30, 2014 was largely due to a comparable store sales decrease of 10.2%.

Dennis May, President and CEO commented, “While we expected the first quarter to be challenging given the difficult comparison to the prior year, we are not satisfied with our recent results. We recognize the importance of balancing near-term results with long-term investments to transform the business. Therefore we will continue to invest in our strategic initiatives to reposition the business around a broader assortment of home products. While we are making progress in many areas, we have opportunities for improvement in others. We have adjusted our advertising strategy to be more balanced, focusing more on traffic driving promotions versus the branding focused advertising that we did in the first quarter. We are also making adjustments to the video and appliance categories and refocusing our broader efforts on driving traffic to our stores and website."

Mr. May continued, "We continue to make significant progress as it relates to the customer experiences inside our stores and on our website. We are proud that we have recently been recognized with distinction as the J.D. Powers' "Highest in Customer Satisfaction among the Largest Appliance Retailers". Additionally, we continue to drive strong growth from our e-commerce site.  We need to make further strides in driving customer visits to our stores, so that more consumers are aware of the hhgregg experience.”
Net sales for the three months ended June 30, 2014 decreased 10.0% to $472.3 million from $524.9 million in the comparable prior year period. The decrease in net sales for the three month period was primarily the result of a comparable store sales decrease of 10.2%.

Net sales mix and comparable store sales percentage changes by product category for the three months ended June 30, 2014 and 2013 were as follows:

	Net Sales Mix Summary		Comparable Store Sales Summary
	Three Months Ended June 30,		Three Months Ended June 30,
	2014	2013	2014	2013
Appliances	57%	52%	(2.0)%	7.5%
Consumer electronics (1)	31%	34%	(18.7)%	(15.0)%
Computers and tablets	7%	9%	(29.5)%	13.2%
Home products (2)	5%	5%	(0.5)%	84.5%
Total	100%	100%	(10.2)%	0.8%

(1)	Primarily consists of televisions, audio, personal electronics and accessories.

(2)	Primarily consists of furniture, mattresses and fitness equipment.
The decrease in comparable store sales within the appliance category for the three months ended June 30, 2014 was driven by a decrease in units sold and a slight decrease in average selling price. The decrease in comparable stores sales for the consumer electronics category for the three month period was due primarily to a double digit decline in units sold within the video category offset slightly by an increase in average selling price, which was driven by an increase in sales of larger screen and more premium featured televisions. The decrease in comparable store sales for the computers and tablets category for the three month period was driven by the exit from the contract-based mobile phone business, a decrease in demand for computers and tablets and a decrease in the average selling prices for computers, partially offset by a higher average selling price for tablets. The decrease in comparable store sales within the home products category was driven by a decrease in the demand for ready to assemble television stands and a decrease in sales of mattresses, offset partially by a double digit increase in sales of sofas, recliners and dinette sets.
Gross profit margin, expressed as gross profit as a percentage of net sales, increased for the three months ended June 30, 2014 to 29.7% from 29.5% for the comparable prior year period. The increase was due to a favorable product sales mix shift to product categories with higher gross profit margin rates, partially offset by decreases in gross profit margin rates in all categories except the consumer electronics category.
SG&A expense, as a percentage of net sales, increased 205 basis points for the three months ended June 30, 2014 compared to the prior year period. The increase in SG&A as a percentage of net sales was largely a result of a 66 basis point increase in occupancy costs due to the deleveraging effect of the net sales decline, a 65 basis point increase in wage and benefit expense due to increased medical expense coupled with the deleveraging effect of the net sales decline and a 23 basis point increase in home delivery expense primarily due to a higher sales mix of deliverable product.
Net advertising expense, as a percentage of net sales, increased 83 basis points during the three months ended June 30, 2014 compared to the prior year period. The increase as a percentage of net sales was primarily due to the deleveraging effect of the net sales decline and an increase in advertising spend for the new branding campaign.
Depreciation expense, as a percentage of net sales, increased 12 basis points for the three months ended June 30, 2014 compared to the prior year period. The increase as a percentage of net sales was primarily due to the deleveraging effect of the net sales decline.
Our effective income tax rate for the three months ended June 30, 2014 decreased to 29.5% from 39.3% in the comparable prior year period. The decrease in our effective income tax rate is primarily the result of a non-cash charge to income tax expense related to stock options that expired during the current quarter.  Due to the pretax loss for the quarter, this charge to income tax expense reduced our overall income tax benefit recorded for the quarter and as a result, decreased our effective income tax rate.

Share Repurchase
During the first quarter ended June 30, 2014, the Company repurchased 102,705 shares of its common stock at a total cost of $1.0 million and at an average price of $9.50 per share. The shares were repurchased under the Company’s $40 million share repurchase program that was authorized by the Company’s Board of Directors on May 20, 2014 and expires on May 20, 2015. As of June 30, 2014, the Company had available approximately $39.0 million authorized to repurchase shares of common stock under the current share repurchase program.

2015 Outlook
Given our ongoing strategic initiatives to reposition the business around a broader assortment of home products as well as the continued volatility in the consumer electronics industry, we are not providing specific guidance for fiscal 2015. However, to help investors better understand the current trends and outlook for the business for fiscal 2015, we are expecting annual comparable store sales to be negative high single digits to negative mid single digits compared to our previous expectation of negative low single digits to flat. We still expect the second half of the fiscal year to outperform the first half of the fiscal year. Given the results of our operations in the first quarter and the volatility in consumer demand for our product segments we no longer believe that our diluted earnings per share in fiscal 2015 will be above the prior year as we previously stated. However, we do expect to generate positive EBITDA for the fiscal year.
Additionally, we expect to open 2 new stores during fiscal 2015 compared to our previous expectation of opening between 2 and 4 new stores during fiscal 2015. Capital expenditures are still expected to be in the range of $20 million to $23 million for fiscal 2015.
Dennis May, President and CEO commented, “Management is executing its plans to transform our business and we are confident in our ability to establish hhgregg as the home products retailer of choice for consumers.   We believe that executing on our initiatives of redefining our sales mix, differentiating our customer experience, enhancing our e-commerce capabilities and launching new IT based customer capabilities will improve the company's operating profitability.  Our balance sheet remains strong with no long-term debt and no borrowings on our revolving credit facility at the end of the first fiscal quarter, which we believe positions us well to successfully execute on our initiatives."
Teleconference and Webcast
hhgregg will be conducting a conference call to discuss operating results for the three months ended June 30, 2014, on Thursday, July 31, 2014 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

About hhgregg
hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer with 228 stores in 20 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.
Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release includes forward-looking statements, including with respect to the Company's financial performance for fiscal 2015, ability to manage costs, innovation in the video industry and shifts in the Company's sales mix. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control.
hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg's actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg's expectations are: the ability to successfully execute its strategies and initiatives, particularly in the sales mix shift and consumer electronics category; its ability to maintain a positive brand perception and recognition; the failure of manufacturers to introduce new products and technologies; competition in existing, adjacent and new metropolitan markets; its ability to maintain the security of customer, associate and Company information; its ability to roll out new financing offers to customers; its ability to effectively manage and monitor its operations, costs and service quality; its ability to maintain and upgrade its information technology systems; its ability to maintain and develop multi-channel sales and marketing strategies; competition from internet retailers; its ability to meet delivery schedules; the effect of general and regional economic and employment conditions on its net sales; its ability to attract and retain qualified sales personnel; its ability to meet financial performance guidance; its ability to generate sufficient cash flows to recover the fair value of long-lived assets and recognize deferred tax assets; its reliance on a small number of suppliers; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates; and the potential for litigation.
Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s fiscal 2014 Form 10-K filed May 20, 2014. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Senior Vice President of Finance and Interim Chief Financial Officer
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	June 30, 2014	June 30, 2013
	(In thousands, except share and per share data)
Net sales	$472,293	$524,922
Cost of goods sold	331,954	370,157
Gross profit	140,339	154,765
Selling, general and administrative expenses	116,589	119,309
Net advertising expense	27,224	25,896
Depreciation and amortization expense	10,475	11,038
Loss from operations	(13,949)	(1,478)
Other expense (income):
Interest expense	629	604
Interest income	(5)	(5)
Total other expense	624	599
Loss before income taxes	(14,573)	(2,077)
Income tax benefit	(4,304)	(817)
Net loss	$(10,269)	$(1,260)
Net loss per share
Basic	$(0.36)	$(0.04)
Diluted	$(0.36)	$(0.04)
Weighted average shares outstanding-basic	28,444,948	31,263,226
Weighted average shares outstanding-diluted	28,444,948	31,263,226
HHGREGG, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(AS A PERCENTAGE OF NET SALES)
(UNAUDITED)

	Three Months Ended
	June 30, 2014	June 30, 2013
Net sales	100.0%	100.0%
Cost of goods sold	70.3	70.5
Gross profit	29.7	29.5
Selling, general and administrative expenses	24.7	22.7
Net advertising expense	5.8	4.9
Depreciation and amortization expense	2.2	2.1
Loss from operations	(3.0)	(0.3)
Other expense (income):
Interest expense	0.1	0.1
Interest income	—	—
Total other expense	0.1	0.1
Loss before income taxes	(3.1)	(0.4)
Income tax benefit	(0.9)	(0.2)
Net loss	(2.2)	(0.2)
Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2014, MARCH 31, 2014 AND JUNE 30, 2013
(UNAUDITED)

	June 30, 2014	March 31, 2014	June 30, 2013
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$3,147	$48,164	$23,120
Accounts receivable—trade, less allowances of $137, $132 and $33 as of June 30, 2014, March 31, 2014 and June 30, 2013, respectively	20,026	15,121	37,408
Accounts receivable—other	17,244	16,467	18,261
Merchandise inventories, net	364,252	298,542	349,509
Prepaid expenses and other current assets	6,548	6,694	5,825
Income tax receivable	14,690	1,380	2,645
Deferred income taxes	—	6,220	6,471
Total current assets	425,907	392,588	443,239
Net property and equipment	188,229	193,882	212,816
Deferred financing costs, net	2,200	2,334	1,826
Deferred income taxes	37,613	35,182	35,318
Other assets	2,243	1,977	1,340
Total long-term assets	230,285	233,375	251,300
Total assets	$656,192	$625,963	$694,539
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$167,261	$140,806	$166,352
Customer deposits	48,395	41,518	46,559
Accrued liabilities	54,695	50,898	54,866
Deferred income tax liabilities	5,339	—	—
Income tax payable	—	122	—
Total current liabilities	275,690	233,344	267,777
Long-term liabilities:
Deferred rent	71,731	73,493	76,704
Other long-term liabilities	11,540	11,992	11,382
Total long-term liabilities	83,271	85,485	88,086
Total liabilities	358,961	318,829	355,863
Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2014, March 31, 2014 and June 30, 2013, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 41,158,041, 41,121,390 and 40,827,899 shares issued; and 28,394,164, 28,460,218 and 30,957,240 outstanding as of June 30, 2014, March 31, 2014 and June 30, 2013, respectively	4	4	4
Additional paid-in capital	298,541	297,199	291,395
Retained earnings	144,609	154,878	153,390
Common stock held in treasury at cost, 12,763,877, 12,661,172 and 9,870,659 shares as of June 30, 2014, March 31, 2014 and June 30, 2013, respectively	(145,923)	(144,947)	(106,113)
Total stockholders’ equity	297,231	307,134	338,676
Total liabilities and stockholders’ equity	$656,192	$625,963	$694,539

HHGREGG, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED JUNE 30, 2014 AND 2013
(UNAUDITED)

	Three Months Ended
	June 30, 2014	June 30, 2013
	(In thousands)
Cash flows from operating activities:
Net loss	$(10,269)	$(1,260)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,475	11,038
Amortization of deferred financing costs	134	166
Stock-based compensation	1,469	1,452
Excess tax deficiency from stock based compensation	—	37
Gain on sales of property and equipment	(27)	—
Deferred income taxes	9,128	(779)
Tenant allowances received from landlords	—	555
Changes in operating assets and liabilities:
Accounts receivable—trade	(4,905)	(13,137)
Accounts receivable—other	(736)	505
Merchandise inventories	(65,710)	(33,947)
Income tax receivable	(13,310)	(1,268)
Prepaid expenses and other assets	98	(244)
Accounts payable	24,685	10,193
Customer deposits	6,877	8,517
Income tax payable	(122)	(2,145)
Accrued liabilities	3,670	5,444
Deferred rent	(1,803)	(1,646)
Other long-term liabilities	(385)	(662)
Net cash used in operating activities	(40,731)	(17,181)
Cash flows from investing activities:
Purchases of property and equipment	(4,430)	(5,360)
Proceeds from sales of property and equipment	33	—
Purchases of corporate-owned life insurance	(218)	—
Net cash used in investing activities	(4,615)	(5,360)
Cash flows from financing activities:
Purchases of treasury stock	(976)	(10,311)
Proceeds from exercise of stock options	—	2,174
Excess tax deficiency from stock-based compensation	—	(37)
Net decrease in bank overdrafts	—	(8,400)
Net borrowings on inventory financing facility	1,305	13,643
Net cash provided by (used in) financing activities	329	(2,931)
Net decrease in cash and cash equivalents	(45,017)	(25,472)
Cash and cash equivalents
Beginning of period	48,164	48,592
End of period	$3,147	$23,120
Supplemental disclosure of cash flow information:
Interest paid	$489	$428
Income taxes paid	$—	$3,375
Capital expenditures included in accounts payable	$1,533	$2,074

HHGREGG, INC. AND SUBSIDIARIES
Store Count by Quarter for Fiscal Years 2013, 2014 and 2015
(Unaudited)

	FY2013				FY2014				FY 2015
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Beginning Store Count	208	210	223	228	228	228	228	228	228
Store Openings	2	13	5	—	—	—	—	—	1
Ending Store Count	210	223	228	228	228	228	228	228	229
Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.